Exhibit 10.1

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Employment Agreement”), executed as of this 16th day of October, 2023 (the “Effective Date”), by and between ELIZABETH MAGENNIS, an individual residing at 66 Dogwood Terrace, Ramsey, NJ 07446 (the “Employee”), CONNECTONE BANK, a New Jersey state chartered commercial bank with its principal place of business located at 301 Sylvan Avenue, Englewood Cliffs, NJ 07632 (the “Bank”), and CONNECTONE BANCORP, INC., a New Jersey corporation with its principal place of business located at 301 Sylvan Avenue, Englewood Cliffs, NJ 07632 (the “Company”; the Bank and the Company sometimes collectively are referred to herein as the “Employer”).

WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company have each determined that it is in the best interests of each of the Bank and the Company to enter into this Agreement with the Employee, and each respective Board has authorized the Bank and the Company to enter into this Agreement;

WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Employment. The Company and the Bank hereby jointly agree to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.    Position and Duties. The Employee shall be employed, as President of the Bank, to perform such services in that capacity as are usual and customary for comparable institutions and shall from time-to-time be established by the Chief Executive Officer and/or the Board of the Directors of the Company and the Bank. The Employee agrees that she will devote her full business time and efforts to her duties hereunder.

3.    Compensation. The Employer shall pay to the Employee compensation for her services as follows:

(a)    Base Salary. The Employee shall be entitled to receive during her service hereunder a minimum annual base salary (the “Base Salary”) of Five Hundred Twenty-Five Thousand dollars ($525,000), which shall be payable in installments in accordance with the Employer’s usual payroll method. Annually commencing in 2024, the Board of Directors shall review the Employee’s performance, the status of the Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate and shall adjust the Base Salary accordingly; provided, however, that the Base Salary shall not be reduced unless such reduction is part of an overall reduction in salary applicable to all senior executive officers of the Employer.

(b)    Incentive Plans. The Employee shall be entitled to participate in the Employer’s incentive plan for executive officers of the Employer.

4.    Other Benefits.

(a)    Automobile. The Employee shall be entitled to a cash allowance in the amount of seven hundred and fifty ($750) dollars per month to be used for the purpose of maintaining an automobile for use in the business of the Employer.

(b)    Insurance Coverage and Employee Benefit Plans. The Employee shall be entitled to receive hospital, health, medical, and life insurance of a type currently provided to and enjoyed by other senior officers of the Employer, and shall be entitled to participate in any other employee benefit, incentive or retirement plans offered by the Employer to its employees generally or to its senior management.

(c)    Expenses. The Employee shall be entitled to reimbursement for all proper business expenses incurred by her with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer’s expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer.

(d)    Vacation. The Employee shall be entitled to vacations and other leave in accordance with the Employer’s policy for senior executives.

5.    Term. The term of this Agreement shall commence on the Effective Date and continue until the third anniversary of the Effective Date (the “Term”); provided, however, that unless either party gives written notice at least ninety (90) days prior to the anniversary of the Effective Date, this Agreement shall renew for one (1) additional year on each such anniversary of the Effective Date, and such extended period shall be deemed to be included within the Term.

6.    Termination. The Employee may be terminated at any time, without prejudice to Employee’s right to compensation or benefits as provided herein. The Employee’s rights upon a termination shall be as follows:

(a)    Cause. For purposes of this Agreement, “Cause” with respect to the termination by the Employer (as defined below) of the Employee’s employment shall mean (i) willful and continued failure, for a period of at least thirty (30) calendar days, by the Employee to perform her duties for the Employer under this Agreement after at least one (1) warning in writing from the Compensation Committee of the Board of Directors of the Employer, or such person or body to which such body may delegate such authority, identifying specifically any such failure, (ii) the willful engaging by the Employee in misconduct which causes material injury to the Employer as specified in written notice to the Employee from the Compensation Committee of the Board of Directors of the Employer, or such person or body to which such body may delegate such authority; or (iii) conviction of or a plea of nolo contendere to a crime (other than a traffic violation) which is either a felony or an indictable offense or the Employee’s habitual drunkenness, drug abuse, or excessive absenteeism other than due to Disability (as defined herein), after a warning (with respect to drunkenness or absenteeism only) in writing from the Compensation Committee of the Board of Directors of the Employer, or such person or body to which such body may delegate such authority to refrain from such behavior.

(b)    Good Reason. For purposes of this Agreement, “Good Reason” with respect to the resignation by the Employee shall mean (i) a material diminution in title, reporting duties or responsibilities of the Employee, (ii) a relocation of the Employee’s principal place of employment by more than fifty (50) miles from its location on the date of this Agreement, (iii) a material breach by the Employer of Section 3 or 4 of this Agreement or (iv) any other action or inaction that constitutes a material breach by the Employer of this Agreement; provided, however, that a resignation shall not be for “Good Reason” unless the Employee provides the Employer with notice of existence of any condition that may constitute Good Reason within ninety (90) calendar days of her initial knowledge of the existence thereof, the Employer has not cured the condition within thirty (30) calendar days of such notice and the Employee resigns within ninety (90) calendar days after the lapse of the cure period.

(c)    Termination with Cause. The Employer shall have the right to terminate the Employee for “cause”. In the event of such termination, the Employee shall only be entitled to salary and benefits accrued through the date of termination.

(d)    Termination without Cause or for Good Reason. Upon a termination of the Employee’s employment hereunder without “cause”, or the Employee’s resignation for “good reason”, in recognition of such termination and the Employee’s agreement to be bound by the covenants contained in Sections 8, 9 and 10 hereof, the Employee shall be entitled to receive a lump sum severance payment equal to two and one-half (2.5) times the sum of (i) her then current annual Base Salary, and (ii) her then current target cash bonus. In addition, the Employee shall be entitled to receive a lump sum payment equal to her bonus for the year in which her termination of employment occurs, prorated for the number of days the Employee worked for the Company during the year of termination. Such bonus will be based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid. This lump sum severance payment shall be made to the Employee in accordance with the terms of Section 11(g) hereof, and subject to Section 11(f) hereof. In addition, the Employer shall continue to provide the Employee with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination, on the terms and conditions under which they were offered to the Employee prior to such termination for a period of eighteen (18) months. In the event the Employer, under its insurance and benefit plans then in effect, is unable to provide the Employee with the benefits provided for above under the terms provided for herein, then in lieu of providing such benefits, the Employer will pay an amount equal, on an after tax basis, to the Employee’s premium to continue such coverage pursuant to the terms of the Comprehensive Omnibus Budget Reconciliation Act. The Employee shall have no duty to mitigate damages in connection with her termination by the Employer without “cause” or the Employee’s resignation for “good reason”. However, if the Employee obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by the Employer hereunder, the Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. Following the cessation of the continuation of the Employee’s hospital, health and medical insurance, the Employee shall be permitted to elect to extend such insurance coverage under the policies maintained by the Employer in accordance with the applicable provisions of the Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and/or applicable state law, to the extent eligible to do so under the Code and such state law.

(e)    Death or Disability. This Agreement shall automatically terminate upon the death or Disability of the Employee. Upon such termination, the Employee shall not be entitled to any additional compensation hereunder; provided, however, that the foregoing shall not prejudice the Employee’s right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of the Employee or her beneficiaries in the event of her death or Disability. For purposes hereof, Disability shall be defined to mean a disability under any long-term disability plan of the Employer then in effect.

7.    Change in Control.

(a)    Upon the termination of the Employee’s employment upon the occurrence of a Change in Control (as herein defined), and in recognition of such termination and the Employee’s agreement to be bound by the covenants contained in Sections 8, 9 and 10 hereof, the Employee shall be entitled to receive the payments provided for under paragraph (c) hereof. In addition, if within two (2) years of the occurrence of a Change in Control, the Employer or its successor shall terminate the Employee’s employment hereunder without “cause”, or the Employee resigns for “good reason”, in recognition of such termination and the Employee’s agreement to be bound by the covenants contained in Sections 8, 9 and 10 hereof, the Employee shall have the right to resign her employment with the Employer or its successor and thereafter the Employee shall become entitled to receive the payments provided for under paragraph (c) below.

(b)    A “Change in Control” shall mean:

(i)

a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold (in substantially the same proportion) a majority of the voting power of the resulting entity (or an entity that wholly owns the resulting entity);

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

(iii)

any person becomes the beneficial owner of securities representing 25% or more of the combined voting stock of the Company other than (1) Employee or any group that includes Employee or (2) an entity referred to in the parenthetical to clause (b)(i) of this definition.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof and any person who becomes a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board. However, the Incumbent Board will not include anyone who becomes a member of the Board of Directors as a result of either (i) an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board of the Directors, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation, or (ii) agreement with any third party.

(c)    In the event the conditions of Section (a) above are satisfied, the Employee shall be entitled to receive a lump sum payment equal to three (3) times the sum of (i) the Employee’s current annual Base Salary plus (ii) the Employee’s current target cash bonus. In addition, the Employee shall be entitled to receive a lump sum payment equal to her bonus for the year in which her termination of employment occurs, prorated for the number of days the Employee worked for the Company during the year of termination. Such bonus will be based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid. The payments provided for hereunder shall be made in accordance with the terms of Section 11(g) hereof, and subject to Section 11(f) hereof. In addition to the foregoing, the Employee shall be entitled to receive from the Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to the Employee as the Employee was receiving such benefits upon the date of her termination. The Employer’s obligation to continue such insurance benefits will be for a period of eighteen (18) months from the effective date of the Change in Control. If any payments provided for hereunder, when combined with any other payments due to the Employee contingent upon a Change in Control, constitute an “excess parachute payment” under Section 280G of the Code, the total payments will be reduced such that no portion of such payments are subject to the excise tax under Section 4999 of the Code to the extent that, after all applicable taxes, the Employee retains more of the total payments after this reduction than if the full amount were payable. Payments will be reduced in such manner as has the least economic effect on the Employee. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Unless the Employer and the Employee otherwise agree in writing, any determination required under this Section 7(c) shall be made in writing by a nationally-recognized accounting firm selected by the Employee (the “Accountants”), whose determination will be conclusive and binding upon the Employee and the Employer for all purposes. For purposes of making the calculations required by this Section 7(c), the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by Employee, including any agreement by the Employee (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Employee that may then be in effect (including, without limitation, those contemplated by Sections 8 and 9 of this Agreement). The Employer and the Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

8.    Covenant Not to Compete. As consideration for the benefits conferred upon the Employee hereunder, including, but not limited to the Employee’s right to severance under Section 6(d) and to a change in control payment under Section 7(c), the Employee agrees that during the term of her employment hereunder and for a period of one (1) year after the termination of her employment (the “Covenant Term”), provided that she is entitled to severance hereunder upon such termination, she will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on NASDAQ) any enterprise which competes with the Employer in the business of banking in the counties in which the Employer conducts its business on the date of the Employee’s termination.

9.    Non Solicitation.

During the period the Employee is performing services for the Employer and for a period of one (1) year following the termination of the Employee’s services for the Employer for any reason, the Employee agrees that the Employee will not, directly or indirectly, for the Employee’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)

solicit or attempt to solicit from any customer that the Employee serviced or learned of while in the employ of the Employer (“Customer”), or any potential customer of the Employer which has been the subject of a known written or oral bid, offer or proposal by the Employer, or of substantial preparation with a view to making such a bid, proposal or offer, within twelve (12) months prior to such Employee’s termination (“Potential Customer”), business of a similar nature or related to the business of the Employer;

(ii)	accept any business from, or perform any work or services for, any Customer or Potential Customer, which business, work or services is similar to the business of the Employer;

(iii)	cause or induce or attempt to cause or induce any Customer, Potential Customer, licensor, supplier or vendor of the Employer to reduce or sever its affiliation with the Employer;

(iv)

solicit the employment or services of, or hire or engage, or assist anyone else to hire or engage, any person who was known to be employed or engaged by or was a known employee of or consultant to the Employer upon the termination of the Employee’s services to the Employer, or within twelve (12) months prior thereto; or

(v)	otherwise interfere with the business or accounts of the Employer.

For purposes hereof, “solicitation” shall include directly or indirectly initiating any contact or communication of any kind whatsoever for purposes of inviting, encouraging or requesting such Customer, Potential Customer, licensor, supplier, vendor, employee or consultant to materially alter its business relationship, or engage in business, with the Employee or any person, firm or entity other than the Employer.

10.    Confidential Information.

(a)    As used herein, “Confidential Information” means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer’s customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by the Employee from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Employee from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Employee will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Employee, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(b)    At all times, both during the period of the Employee’s services for the Employer and after termination of the Employee’s services, the Employee will keep in strictest confidence and trust all Confidential Information and the Employee will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Employee’s duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Employee’s duties for the Employer. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a change with or participate in an investigation conducted by any governmental entity.

(c)    The Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(d)    The Employee agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the Employer makes such a request and automatically, without request, within five (5) days after the termination of the Employee’s performance of services for the Employer for any reason.

11.    Miscellaneous.

(a)    Governing Law. In the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New Jersey.

(b)    Severability. If any provision of this Agreement shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

(c)    Entire Agreement; Amendment. This Agreement sets for the entire understanding of the parties with regard to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.

(d)    Successors and Assigns. This Agreement shall be binding upon and become the legal obligation of the successors and assigns of the Employer and shall inure to the benefit of the Employee’s estate, heirs and representatives in the event of her death or Disability.

(e)    Clawback and Recoupment. Any amounts paid to the Employee hereunder shall be subject to any generally applicable clawback or recoupment policy adopted by the Employer, or the requirements of any law or regulation applicable to the Employer and governing the clawback or recoupment of executive compensation.

(f)    Section 409A Compliance. If the Employee is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 11(f) result in a delay of payments to the Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Employer shall begin to make such payments as described in this Section 11(f), provided that any amounts that would have been payable earlier but for application of this Section 11(f) shall be paid in lump-sum on the 409A Payment Date.

(g)    Release. All payments and benefits under Sections 6(d) or 7(c) hereof shall be contingent upon the Employee executing a general release of claims in favor of the Employer, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, in the form attached hereto as Exhibit A, and which must be executed by the Employee no later than the twenty second (22nd) day after the termination of the Employee’s employment. Payments under this Agreement that are contingent upon such release shall, subject to Section 11(f), commence within eight (8) days after such release becomes effective; provided, however, that if the Employee’s termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 11(f), commence on the first business day of the following calendar year.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONNECTONE BANK

/s/ Frank S. Sorrentino III
By:
Frank S. Sorrentino, III
Chief Executive Officer

CONNECTONE BANCORP, INC.

/s/ Frank S. Sorrentino III
By:
Frank S. Sorrentino, III
Chief Executive Officer

EMPLOYEE:

/s/ Elizabeth Magennis

Elizabeth Magennis

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is dated ●, 20__, by and among Elizabeth Magennis (“Executive”), CONNECTONE BANCORP, INC. and CONNECTONE BANK (collectively “CNOB”).

WHEREAS, pursuant to the terms of that certain Employment Agreement dated June 1, 2017 between Executive and CNOB (the “Employment Agreement”), Executive has become entitled to receive a payment pursuant to either Section 6(d) or 7(c) of the Employment Agreement;

WHEREAS, pursuant to Section 11(g) of the Employment Agreement, it is a condition precedent to CNOB’s obligation to make such payments that Executive enter into this Agreement;

NOW, THEREFORE, IN CONSIDERATION of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.         Release and Waiver.

(a)         Executive, for herself, her heirs, successors and assigns, does hereby generally and completely waive, release and forever discharge, CNOB, and all their representatives, officers, directors employees and affiliates, and each and every successor, assign and agent (the “Released CNOB”), from and against any and all claims. As used herein, “claims” means any and all matters relating to the Employment Agreement, including, but not limited to, any and all claims related to Executive’s service as an employee, officer or director of CNOB or any subsidiary or affiliate through the effective date of this Agreement or arising from or related to Executive’s service with CNOB, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment or service with CNOB or any subsidiary or affiliate thereof, and, except as set forth below, also includes but is not limited to: (i) claims under federal, state or local law (statutory or decisional) for breach of contract, tort, wrongful or abusive or unfair discharge or dismissal, impairment of economic opportunity or defamation, breach of fiduciary duty, intentional infliction of emotional distress, or discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (ii) claims for compensation, bonuses or benefits; (iii) claims under any employment letter, service agreement, severance program, compensation, bonus, incentive, deferred retirement, health, welfare or benefit plan or arrangement maintained by CNOB and its affiliates; (iv) claims for sexual harassment; (v) claims related to whistle blowing; (vi) claims for punitive, incidental, indirect, consequential, special or exemplary damages; (vii) claims for violations of any of the following laws (as amended) from the beginning of time to the effective date of this Agreement: the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Equal Pay Act, the Genetic Information and Discrimination Act, the Americans with Disabilities Act of 1991, the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation and age, all employment discrimination claims arising under similar state, country or city statutes, any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. § 201, et seq., any and all claims for violation of Code Section 409A, or any state, county or city law or ordinance regarding wages or compensation, and (viii) claims for violations of any other applicable labor or employment statute or law, from the beginning of time to the effective date of this Agreement. For avoidance of doubt, this Section includes a release of claims under the New Jersey Law Against Discrimination, the New Jersey State WARN Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Smoke-Free Air Act, the New Jersey Equal Pay Act, the New Jersey Occupational Safety and Health Law, the New Jersey Temporary Disability Benefits Act and the New Jersey Family Leave Act. In addition, Executive waives any and all rights under the laws of any jurisdiction in the United States that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the effective date of this Agreement. The foregoing list is meant to be illustrative rather than exclusive.

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(b)         Notwithstanding the foregoing, Executive does not waive any rights related to: (i) CNOB’s obligations to make payments or provide other benefits under either Section 6(c) or 7(c) of the Employment Agreement, (ii) claims for payment under any equity compensation plan of CNOB in effect as of the date hereof and under which Executive received an award, (iii) claims for benefits under CNOB’s tax-qualified retirement plans or other benefit or compensation plans in which Executive has a vested benefit, or (iv) claims for benefits required by applicable law or health insurance coverage under applicable state and federal group health care continuation coverage laws (e.g., COBRA). In addition, excluded from this release and waiver are any claims which cannot be waived by law, including, but not limited to, the right to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency. In the event Executive files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Executive’s behalf, Executive agrees that his release of claims in this Agreement shall nevertheless bar Executive’s right (if any) to any monetary or other recovery (including reinstatement), except that Executive does not waive: (i) Executive’s right to receive an award from the Securities and Exchange Commission pursuant to Section 2 1F of the Securities Exchange Act of 1934, and (ii) any other right where waiver is expressly prohibited by law.

(c)         Executive agrees not to institute, nor has Executive instituted, a lawsuit against any Released Company Party based on any waived claims or rights as set forth above.

(g)         EXCEPT AS OTHERWISE PROVIDED HEREIN, EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT EXECUTIVE MAY NOW HAVE AGAINST ANY RELEASED COMPANY PARTY.

2.         Injunctive Relief. The parties hereto recognize that irreparable injury will result to CNOB, their businesses and properties in the event of Executive’s breach of any covenants or agreements contained herein. CNOB will be entitled, in addition to any other remedies and damages available to it, to an injunction prohibiting Executive from committing any violation or threatened violation of this Agreement.

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3.         General Provisions.

(a)         Heirs, Successors and Assigns. The terms of this Agreement will be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

(b)         Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c)         Governing Law. This Agreement will be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law.

(d)         Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(e)         Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates set forth below and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS. CNOB HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

Date	EXECUTIVE

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